Exhibit 10.3
DISTRIBUTION AGREEMENT
     This PRIVATE LABEL DISTRIBUTION AGREEMENT (“Agreement”) is made effective this 17th day of May, 2006 (the “Effective Date”) between ROCHESTER MEDICAL CORPORATION, a Minnesota corporation, on behalf of itself and its subsidiaries (herein, “RMC”) with offices at One Rochester Medical Drive, Stewartville, MN 55976 and COLOPLAST A/S., a Denmark corporation, on behalf of itself and its subsidiaries (herein, “COLOPLAST”), with offices at Egevangen 4 2980 Kokkedal, Denmark.
RECITALS:
     WHEREAS, COLOPLAST intends to acquire from another company (herein“ADAM”) an additional line of urology products (the “Acquisition”);
     WHEREAS, COLOPLAST and RMC also contemplate the sale by COLOPLAST to RMC or an affiliate of certain business and assets related to the sale and distribution of the MEC assets that Coloplast will acquire in the Acquisition in the UK (the “Divestiture”) in accordance with the directives of the UK Office of Fair Trade;
     WHEREAS, COLOPLAST manufactures a patented latex male external catheter (the “MEC”) in various configurations as more particularly described in this Agreement.
     WHEREAS, COLOPLAST and ADAM are parties to an existing supply agreement dated September 29, 2001 whereby COLOPLAST is the exclusive distributor of, among others, the Freedom® brand latex MECs, as more fully described herein (“Freedom MECs”), in the United Kingdom (“UK”), which shall be terminated simultaneously with the execution of this Agreement; and
     WHEREAS, RMC desires to market in the UK the Freedom MECs, which COLOPLAST is acquiring through the Acquisition, labeled with the Freedom brand names in all varieties with all accessories that are currently sold in the UK by COLOPLAST pursuant to the Existing Supply Agreement; and
     WHEREAS, RMC desires to acquire from COLOPLAST, and COLOPLAST is agreeable to granting to RMC the exclusive right (even as to COLOPLAST) to market the Freedom MECs only in the UK, under the Freedom brands and marks upon the terms and conditions, as set forth in this Agreement.

     WHEREAS, RMC also desires to acquire from COLOPLAST, and COLOPLAST is also agreeable to granting to RMC, a first right of negotiation with respect to future improvements to the MEC in accordance with the provisions of this Agreement.
     WHEREAS, the execution, delivery and consummation of the transactions contemplated by the Divestiture and the Acquisition are each a necessary condition subsequent to this Agreement.
     WHEREAS, COLOPLAST’s ability to supply to RMC the Freedom MECs depends upon COLOPLAST’s Acquisition from ADAM and RMC’s authority and need for COLOPLAST’s supply of Freedom MEC products pursuant to this Agreement depends on the consummation of the Acquisition and Divestiture; and that therefore the parties desire to provide that the Acquisition and Divestiture all become effective prior to or simultaneous with the date that COLOPLAST becomes obligated to supply, and RMC becomes obligated to purchase Freedom MECs pursuant to this Agreement (“Conditions Precedent”).
     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual promises and consideration provided herein, the parties, intending to be legally bound hereby, agree as follows:
Section 1 DEFINITIONS:
     Except as otherwise elaborated in this Section 1, the definitions set forth in the Recitals to this Agreement have the meanings there ascribed to them. In addition to such definitions, the following words and expressions shall have the meanings set forth in this Section:
     1.1. Confidential Information. “Confidential Information” means “Confidential Information” as defined in the Disclosure Agreement, and also includes all information of a confidential or proprietary nature disclosed by COLOPLAST to RMC or by RMC to COLOPLAST pursuant to or in connection with this Agreement or the Disclosure Agreement, and includes information regarding RMC’s purchases or sales of, including units, amounts and prices.
     1.2. Delivery Instructions. “Delivery Instructions” mean the instructions described in §4.5 hereof for delivery of each Order and other purchase orders as may be made from time to time.

     1.3. Direct Production Costs. “Direct Production Costs” mean the actual costs paid by COLOPLAST for the materials and direct labor used to manufacture the Freedom MECs.
     1.4. Disclosure Agreement. “Disclosure Agreement” means the Disclosure Agreement dated November 13, 2001, entered into between COLOPLAST and RMC
     1.5. Effective Date. “Effective Date” means the Effective Date set forth above in the first paragraph of this Agreement, or as otherwise defined by § 3.1.
     1.6. Extenuating Circumstance. “Extenuating Circumstance” means an event of force majeure as set forth in §14.3 of this Agreement or any excused failure by COLOPLAST or RMC to perform under this Agreement as set forth in §8 hereof.
     1.7. FDA. “FDA” means the United States Food and Drug Administration.
     1.8. First Rights. “First Rights” mean the right of first negotiation regarding Improvements as are set forth in §7.3 of this Agreement.
     1.9. Improvements. “Improvements” means the Improvements to the Freedom MEC agreed to by the parties in accordance with § 7 of this Agreement.
     1.10 Line Item. “Line Item” means a Freedom MEC configuration by size.
     1.11. Freedom MEC. “Freedom MEC” means COLOPLAST’s latex male external catheter in its ”Freedom ®” and “Freedom Plus®” and Uro-Flo UK configurations, and includes Improvements to the extent provided herein.
     1.12. Packaging Specifications. “Packaging Specifications” means the specifications for packaging Freedom MECs, as may be agreed from time to time by COLOPLAST and RMC in accordance with this Agreement. The current Packaging Specifications are set forth in Schedule 3 to this Agreement, and are the basis for the Transfer Price.
     1.13. Product Specifications. “Product Specifications” means the specifications, quality control tests and inspection procedures for Freedom MECs, as they exist as of the Effective Date, and which may be promulgated from time to time by COLOPLAST with express mutual agreement by RMC and in accordance with this Agreement, and may include material modifications that may be agreed upon from time to time by RMC. The current Product Specifications are set forth in Schedule 2 to this Agreement.
     1.14. Term. “Term” means the Term provided in §3.1.
     1.15. Territory. “Territory “ means the United Kingdom.
     1.16. Transfer Price. “Transfer Price” means the initial Transfer Price for Freedom MECs set forth in Schedule 1 to this Agreement and includes Transfer Prices otherwise established in accordance with this Agreement.
Section 2 AGREEMENT FOR MARKETING AND DISTRIBUTION & LICENSE
     2.1. Marketing Rights & License. RMC shall have an exclusive license and right limited to the UK Territory to offer and sell the Freedom MECs that RMC purchases from COLOPLAST throughout the Territory under the existing Freedom brands and marks as defined above under Freedom MECs.
Section 3 TERM; TERMINATION; EXTENSION
     3.1. Term. Subject to the Conditions Precedent and other provisions of this Section 3, the Term of this Agreement shall commence on June 1, 2006, and continue thereafter for a period of five (5) years (“Initial Commitment Period”) unless terminated in accordance with the provisions hereof. Provided, however, in the event that each Conditions Precedent identified in Section 3.2 shall have not occurred by June 1, 2006 but shall have occurred prior to August 31, 2006, then the Term of this Agreement shall be deemed to have commenced on the first day of the month following the month in which the last of such Condition Precedents shall have occurred (“Effective Date”).
          3.1.1. Successive Commitment Periods. After the expiration of the Initial Commitment Period, the Agreement shall renew automatically for an additional one-(1) year period (the “Successive Commitment Period”)unless either party gives the other party written notice of that party’s intent not to renew at least one-hundred eighty (180) days prior to expiration of the Initial Commitment Period .
          3.1.2 Failure of Good Faith Negotiations. Upon failure of the parties to arrive at terms commercially reasonable and agreeable to each as provided in Section 3.3 hereof, then either party may terminate this Agreement without cause upon one-hundred eighty (180) days written notice.

          3.1.3 Failure of ConditionsPrecedent. If each of the Conditions Precedent identified in Section 3.2 and in the Recitals of the Agreement cannot or shall not have occurred by August 31, 2006, this Agreement shall automatically terminate without necessity of notice or further action by either party; in which event all rights and obligations of the parties created by this Agreement, shall become and be void ab initio.
     3.2 Conditions Precedent. Nothing in this Agreement to the contrary withstanding, the Term of this Agreement shall not commence until and unless each Condition Precedent identified with respect to the Acquisition and the Divestiture described in the Recitals to this Agreement shall have occurred.
     3.3 Good Faith Negotiations. At least ninety (90) days prior to the expiration of the Initial Commitment Period and each Successive Commitment Period, the Parties shall undertake good faith negotiations for the purpose of reaching agreement regarding Forecasting and Transfer Prices for the next Successive Commitment Period. Any Agreement reached by the Parties shall apply to the Next Successive Commitment Period or, if agreement is not reached until after commencement of such Period, shall be retroactive to its commencement. Nothing herein shall be deemed to require (i) any more than the exercise of good faith, (ii) the successful conclusion of any such negotiations, or (iii) the reaching of any final agreement regarding Forecasting Transfer Prices, or any other matter the Parties may wish to discuss or negotiate. In the event such good faith negotiations have not resulted in agreement, this Agreement shall continue in effect in accordance with the then applicable terms and conditions until and unless terminated in accordance with § 3.1.2 of this Agreement.
     3.4. Termination for Cause. A non-breaching party may terminate this Agreement upon ninety (90) days written notice to the other in case of a material breach of this Agreement that is not cured to the reasonable satisfaction of the notifying party within such period.
Section 4 PURCHASES; PRICE; ORDERS; FULFILLMENT
     4.1. 100% Requirements. RMC shall purchase from COLOPLAST during each year of the Term of this Agreement one hundred percent (100%) of RMC’s requirements for any latex MEC for each such year.
     4.3. Price. RMC shall pay COLOPLAST the applicable Transfer Price for Freedom MECs, FOB ship point, meaning COLOPLAST retains the risk of loss until

COLOPLAST has delivered product to the transport courier, properly packaged and delivered in accordance with the Delivery Instructions. The initial Transfer Prices for Freedom MECs are set forth on Schedule 1 to this Agreement. The applicable Transfer Price shall also be adjusted for changes in Packaging Specifications requested or directed by RMC.
     4.4 Firm Pricing. Subject to § 4.3, the Initial Transfer Prices for Freedom MECs shall remain firm until the second (2nd) anniversary of the Effective Date of this Agreement, and shall thereafter be adjusted in accordance with § 4.4.1.
4.4.1. Price Adjustment. Commencing for the twelve-month period beginning on the 2rd anniversary of the Effective Date, and for each following year of the Initial Commitment Period (the “First, Second and Third Price Adjustment Years”, respectively) the Transfer Price will be subject to annual adjustments pursuant to good faith negotiations between RMC and COLOPLAST. COLOPLAST and RMC will commence such negotiations no later than ninety (90) days prior to the commencement of each Price Adjustment Year. Absent agreement from such good faith negotiations by thirty (30) days prior to the the commencement of a Price Adjustment Year, COLOPLAST may increase or decrease the Transfer Price to be effective at the commencement of that Price Adjustment Year by an amount calculated as follows:

4.4.1.1	For increases, One Hundred Sixty percent (160%) of the actual increase for direct labor and material costs exceeding five percent (5%) over the 2006 Base Index since the latest of (i) the commencement of the Term or (ii) the latest price adjustment to the Transfer Price, except adjustments for packaging changes directed or requested by RMC. COLOPLAST is to provide full documentation of such increases to RMC’S reasonable satisfaction before such price increase shall be effective.
4.4.1.2	For decreases, One Hundred Sixty(160%) of the actual decrease for direct labor and material costs decreasing more than five percent (5%) below the 2006 Base Index since the latest of (i) the Effective Date or (ii) the latest price adjustment to the Transfer Price, except adjustments for packaging changes directed or requested by RMC.
4.4.1.3	Any adjustment to the Transfer Price will thereafter take effect at the beginning of the Price Adjustment Year to which the adjustment relates, and shall be then payable by RMC; except adjustments resulting from packaging changes requested or directed by RMC, which shall be effective immediately upon implementation.

4.4.1.4	For purposes hereof, “2006 Base Index” means COLOPLAST’s actual costs for material and labor at the Effective Date of this Agreement as demonstrated from COLOPLAST’s business records maintained in the ordinary course of its business.
     4.5. Passage of Title and Risk of Loss. It is understood that “FOB ship point means that upon delivery of Freedom MECs by COLOPLAST to a common carrier all title and risk of loss shall pass immediately to RMC, as currently produced in Minneapolis.
     4.6. Forecasts. Thirty (30) days prior to the expiration of each calendar quarter, during the Term of this Agreement, RMC shall provide to COLOPLAST a nonbinding, rolling forecast of RMC’s projected requirements for the four (4) next succeeding calendar quarters.
     4.7. Delivery Instructions. All Freedom MECs will be placed for delivery to the destination or destinations specified by RMC.
     4.8. Minimum Order Size. RMC shall use commercially reasonable ordering procedures with a view to placing purchase orders for Freedom MECs in minimum aggregate amounts of at least Fifty Four Thousand (54,000) units and with Line Item minimums of at least Eighteen Thousand (18,000) units per Line Item ordered.
COLOPLAST acknowledges that there may be circumstances under which RMC may place orders of lesser quantities.
     4.9. Order Fulfillment. COLOPLAST will endeavor to ship Freedom MECs ordered by RMC within seven (7) weeks following receipt of order, and COLOPLAST will use commercially reasonable efforts to accommodate any earlier delivery date requested by RMC for unusual requirements.
     4.10. Invoice and Payment. COLOPLAST shall invoice RMC, thirty-five (35) days net for Freedom MEC shipments . RMC shall pay each such invoice within thirty-five (35) days following the invoice date.
     4.11. Non-Payment. If RMC is more than sixty (60) days in arrears for payment of any invoice from COLOPLAST, then in addition to any other right or remedy COLOPLAST may have at law or in equity, COLOPLAST shall be entitled upon thirty (30) days notice to withhold delivery of Freedom MECs until RMC has paid all such amounts in arrears.
     4.12. Country of Origin. COLOPLAST shall provide at RMC’s request a signed Affidavit of Country of Origin for Freedom MECs delivered to RMC pursuant to this Agreement.
     4.13. Regulatory Registration & Device Licensing. Each party shall bear its own costs and expenses for preparation of all documents necessary for registration and sale of Freedom MECs. The parties shall cooperate with each other and furnish each other such information as each may reasonably require from the other, including, where required by any government agency, the actual chemical compounds (excluding formulations and brands to the extent not reasonably required by the government agency) to effect such registration and with copies of any and all filings for review upon request.
     4.14 Obsoleted Packaging. Upon a change in Packaging Specifications requested or directed by RMC, RMC shall pay COLOPLAST an amount equal to COLOPLAST’s out-of-pocket expense for packaging materials made obsolete by such change; provided, however, said amount (i) shall be consistent with RMC’s forecasts pursuant to §4.6 and (ii) shall not in any case exceed the amount of packaging materials that would be reasonably consumed during a period of six (6) months. COLOPLAST shall notify RMC of the amount payable and furnish RMC with reasonable documentation substantiating COLOPLAST’s out-of-pocket expense. That amount shall be due and payable against invoice.

Section 5 CONFORMING AND NON-CONFORMING GOODS
     5.1. Conforming Goods. COLOPLAST warrants that, when delivered, Freedom MECs that RMC purchases from COLOPLAST, (i) shall have been manufactured in accordance with Quality System Regulations and current Good Manufacturing Practices codified at 21 CFR Part 820, Canadian Medical Devices Conformity Assessment System (“CMDCAS”) and ISO 13485:2003 (ii) shall be manufactured in accordance with applicable European Union Medical Device Directives, and other governmental authority laws governing the manufacturing, importation, offering and selling of medical devices in any jurisdiction in the Territory and permitting affixation of a CE Mark (iii) shall be manufactured in accordance with, and shall conform to, the then current Product Specifications, (iv) shall be packaged in accordance with the applicable Packaging Specifications, (v) shall not be misbranded or adulterated, and (iv) shall conform to the Technical Contract. No warranty is given hereunder for misuse, misbranding or adulteration occurring after delivery to RMC.
     5.2. Non-Conforming Goods. RMC may reject and shall not be obligated to pay for any Freedom MECs that RMC may purchase from COLOPLAST, that do not conform to any of the warranties given by COLOPLAST in Section 5.1 of this Agreement.
          5.2.1. Apparent Defects. Subject to the provisions of §5.2.2 hereof, RMC shall promptly give written notice (herein, “Notice of Rejection”) to COLOPLAST of any Freedom MECs delivered to RMC that are being rejected as defective or as non-conforming. To be effective, a Notice of Rejection (i) shall be in writing, (ii) shall specify the shipment or lots being rejected, (iii) shall be accompanied by relevant information substantiating the claim that such Freedom MECs were defective or failed to conform to the applicable Product Specifications at the time of their delivery, and (iv) shall be accompanied by a COLOPLAST Returned Goods Authorization Number. RMC shall be deemed to have accepted Freedom MECs delivered to it unless RMC gives Notice of Rejection within thirty (30) days from the date of delivery to RMC of the Freedom MECs that are being rejected.
          5.2.2. Non-Apparent Defects. If the defect or nonconformity is not readily apparent by physical inspection or revealed by the applicable quality control tests at the time Freedom MECs are delivered to RMC (“Non-Apparent Defects”), then RMC may revoke its acceptance thereof. RMC may revoke its acceptance of the Freedom MECs by notice (herein “Notice of Revocation”) given promptly upon discovery of any Non-Apparent Defect not later than one (1) year following the date of delivery to RMC of the Freedom MECs which are being rejected. Notwithstanding the foregoing, RMC may provide to COLOPLAST a Notice of Revocation of Freedom MECs with Non-Apparent Defects that have been returned by any of RMC’s customers up to three (3) years following delivery by COLOPLAST to RMC of the Freedom MECs that are being rejected. To be effective, any Notice of Revocation must (i) be in writing, (ii) specify the shipment or lots for which acceptance is being revoked, and (iii) be accompanied by relevant information substantiating that the defects or non-conformities were Non-Apparent Defects.
          5.2.3. Testing and Inspection. RMC shall adopt and follow the criteria and procedures set forth in the Technical Contract for the acceptance or rejection of Freedom MECs upon receipt from COLOPLAST.
     5.3. Replacement. At COLOPLAST’s cost and expense, RMC shall ship to a destination specified by COLOPLAST any Freedom MECs that are rejected or for which their previous acceptance has been revoked. COLOPLAST shall promptly replace at its own cost and expense any Freedom MECs that are rejected by RMC or the previous acceptance of which RMC has revoked in accordance with this Agreement.
     5.4. Product Recalls. COLOPLAST and RMC shall reasonably cooperate and advise and consent with each other prior to any market withdrawal or recall of Freedom MECs, or with respect to any device notification or safety alert given at the request of the FDA, any comparable regulatory body, or otherwise (herein collectively, “Product Recall”). COLOPLAST shall bear all costs and expense incurred by either of the parties in connection with such Product Recall (the “Recall Costs”), including without limitation any expenses or obligations to third parties and any costs associated with the shipment of recalled Freedom MECs from customers to RMC or COLOPLAST. Provided, however, that RMC shall bear all of the Recall Costs incurred by either of the parties that result from any act, error or omission of RMC. RMC shall maintain complete and accurate records, as may be required by applicable law, of Freedom MECs sold by RMC.
     5.5. Customer Complaints. RMC shall be responsible for notifying appropriate regulatory authorities in the Territory of any customer complaints from its own customers or other occurrences regarding the Freedom MECs that RMC has sold as may required by law to be so reported. RMC shall promptly provide to COLOPLAST all information that RMC has received regarding any such complaints or occurrences that require review, action or investigation by COLOPLAST.
     5.6. Quality Assurance or other Product Modifications. COLOPLAST shall not materially modify any quality control test and/or compliance procedure relating to Freedom MECs, or any other aspect of the Product, the manufacturing processes or the supplies and components embodied therein respectively without (i) proper compliance with Quality System Regulations (21 C.F.R. Part 820) and ISO 13485:2003 requirements and (ii) notification to RMC. COLOPLAST shall give RMC no less than ninety (90) days prior notice of COLOPLAST’s intent to make such a material change. Any changes that may require regulatory filings, updates or general documentation, COLOPLAST shall reasonably cooperate with RMC and provide the required documentation to effect such regulatory filing or update or to otherwise properly document RMC’s files.
     5.7. Audits and Inspections. Subject only to the provisions of this Agreement respecting Confidential Information, RMC shall have the right from time to time, but not more often than annually, upon reasonable notice to audit and inspect COLOPLAST’s manufacturing facilities and records, including technical files, relating to Freedom MECs. All such audits and inspections shall be conducted during COLOPLAST’s ordinary business hours. If any of RMC’s audits or inspections reveal material findings or noncompliances, RMC may re-audit and/or re-inspect more often than annually for follow-up audits and inspections.
Section 6 CONFIDENTIAL INFORMATION
     6.1. Confidential Information; Disclosure Agreement. All Confidential Information as defined in the Disclosure Agreement shall be maintained in confidence in accordance with the requirements of the Disclosure Agreement and of this Agreement. It is understood and agreed, however, that, notwithstanding anything herein to the contrary withstanding, COLOPLAST’s proprietary information viewed or reviewed by RMC during an audit or inspection of COLOPLAST’s manufacturing facilities shall be treated as Confidential Information.
     6.2. Confidential Information — Disclosure. Subject to the provisions of the Disclosure Agreement and Section 11.3.1 of this Agreement, neither party shall disclose any Confidential Information of the other to any person except an employee or attorney who (i) needs to know the Confidential Information for a proper purpose under this Agreement and (ii) acknowledges in writing that the Confidential Information may not be used or disclosed except in conformance with the requirements of this Agreement.
Section 7 IMPROVEMENTS; INFRINGEMENTS
     7.1 First Negotiation. COLOPLAST shall offer to negotiate with RMC an agreement, on terms generally similar to the terms of this Agreement, providing for COLOPLAST’s manufacture and RMC’s purchase of any Improved Freedom MEC (the “Improvement ” or “Improved Product”) that COLOPLAST may develop in the future. Such negotiations shall be conducted in good faith by the parties for a period of ninety

(90) days exclusively between the parties following the date upon which COLOPLAST’s notifies RMC of the Improvement with a view to entering such an agreement, but nothing herein shall be deemed to require any more than the exercise of (i) exclusivity during this ninety (90) day period; (ii) good faith, (ii) the successful conclusion of any such negotiations, or (iii) the reaching of any final agreement regarding COLOPLAST’s manufacture and sale and RMC’s purchase of any Improved Product. In addition, nothing herein shall be deemed to require COLOPLAST to develop an Improved Product or to conduct any development activities therefor except as may be determined by COLOPLAST in its sole and exclusive judgment. The right of first, exclusive negotiation granted herein shall expire at the earlier of (i) COLOPLAST and RMC reaching an agreement for COLOPLAST’s manufacture and sale and RMC’s purchase of an Improved Product or (ii) the expiration of the specified ninety (90) days.
     7.2. Limitations. Until the expiration of the right of exclusive good-faith negotiation set forth in § 7.1, COLOPLAST shall not offer the Improved Product to any person other than RMC permitting such person to sell the Improved Product . Upon expiration of such right, COLOPLAST shall be immediately free to market and the Improved Product on any terms deemed appropriate by COLOPLAST; provided, however, to the extent COLOPLAST markets the Improved Product on terms that may be considered more favorable than those offered to RMC, COLOPLAST shall thereupon offer the Improved Product to RMC on substantially equivalent terms. Nothing herein shall be deemed to limit COLOPLAST’s right to market and sell any Improved Product at any time under COLOPLAST’s own brand and marks, either before, during or after the period for good faith negotiations set forth in § 7.1.
     7.4. Infringement by Others. Should any actual or possible infringement or other violation by any third party of any patents, Confidential Information, or other intellectual property rights referenced herein and pertaining in whole or in part to the Freedom MECs, or the manufacture thereof, come to the attention of either party to this Agreement, such party shall promptly notify the other party of the alleged infringement or violation. The parties hereto shall consult with one another with a view to reaching agreement as to the best means of eliminating the infringement or violation; provided, COLOPLAST shall have the sole right unilaterally to commence, to not commence or to commence and discontinue any claim or suit for infringement of any patent or other intellectual property belonging to it at its own expense.
     7.5. Non-Infringement; Availability. COLOPLAST represents and warrants that:

          7.5.1. COLOPLAST is not aware of any infringement upon any patent or other intellectual property rights belonging to any other person or entity caused by the present or presently intended manufacture, sale or use of Freedom MECs by COLOPLAST.
          7.5.2. The manufacture, sale or use of the Freedom MECs by COLOPLAST do not infringe any UK patent.
          7.5.3. This Agreement and its performance by COLOPLAST, will not, breach any agreement executed by COLOPLAST.
          7.5.4. COLOPLAST is generally knowledgeable with respect to the patent rights of third parties relating to urinary catheters, and has conducted such inquiry and investigation as it deemed reasonably necessary for the purpose of determining whether the present or presently intended manufacture, sale or use of the Freedom MECs infringes any patent or technology of any third party. To the best of COLOPLAST’s knowledge, based upon such inquiry and investigation, the present or presently intended manufacture, sale and/or use of the Freedom MEC by COLOPLAST does not infringe any foreign patent or technology of any third party.
          7.5.5. Except as otherwise expressly stated herein, COLOPLAST makes no other warranty or representation (i) respecting the scope or enforceability of patent protection or the availability of patent protection in any jurisdiction, foreign or domestic, or (ii) respecting infringement of any patent or other intellectual property rights of others.
          7.6. Patent Maintenance.
               7.6.1 COLOPLAST will make all filings and periodic payments necessary to maintain all Patents which cover the Freedom MEC products that are the subject of this Agreement
          7.7. Regulatory Compliance. COLOPLAST warrants that Freedom MECs are presently eligible for sale in interstate commerce in accordance with applicable rules and regulations of the FDA and the European Union, and of comparable authorities.

Section 8 EXCUSED PERFORMANCE
     8.1. COLOPLAST’s Performance Excused. COLOPLAST’s obligation to provide Freedom MECS to RMC under this Agreement shall be excused for the duration of any event of force majeure preventing COLOPLAST’s performance of such obligation or for the duration of any event of non payment in accordance with §4.10 of this Agreement.
     8.2. RMC’s Performance Excused. RMC’s obligation to COLOPLAST under this Agreement shall be excused for the duration of any event of force majeure preventing RMC performance of such obligation.
Section 9 MUTUAL WARRANTIES AND REPRESENTATIONS
     9.1. Corporate Standing; Authority. COLOPLAST and RMC each represent and warrant to each other that it is a duly organized and validly existing corporation in good standing under the laws of the state in which it is incorporated, and that it has full corporate power and authority to carry on the business presently being conducted by it and to enter into and to perform its obligations under this Agreement.
     9.2. Due Authorization. COLOPLAST and RMC each represent and warrant to each other that it has taken all action necessary to authorize the execution and delivery of this Agreement.
Section 10 COVENANTS
     10.1. Covenants of COLOPLAST. COLOPLAST makes the following covenants:
          10.1.1. For the Term of this Agreement and for one (1) year thereafter, COLOPLAST shall maintain product liability insurance (containing both a Vendor’s Additional Insured Endorsement and a Products Contractual Liability Endorsement) on Freedom MECs with minimum limits of one million ($1,000,000) first dollar coverage per occurrence and two million dollars ($2,000,000) in the aggregate and five million dollars ($5,000,000) of corporate umbrella public liability insurance. RMC shall be named as an additional named insured in each policy of insurance required to be maintained by COLOPLAST hereunder. The issuer of each such policy shall be a standard company licensed to issue insurance in the State of Minnesota having a Best’s rating of A or higher and a policy holder surplus of not less than thirty five million ($35,000,000). Each such policy shall provide for (a) the issuance of a reporting or tail coverage endorsement upon the earliest of termination of (i) the base policy, (ii) the marketing and sale of Freedom MECs by RMC and (b) for not less than thirty (30) days prior written notice to RMC of any proposed change in the nature, scope or amount of coverage. COLOPLAST shall provide RMC with certificates of such insurance and evidence of the payment of premiums therefor, promptly upon RMC’s request.
     10.2. Covenants of RMC. RMC makes the following covenants:
          10.2.2 RMC covenants (i) not to make any express warranties or other claims with respect to the Freedom MECs that have not been authorized by COLOPLAST, and (ii) not to misbrand or adulterate any Freedom MECs acquired from COLOPLAST and resold by RMC.
     10.3. Mutual Covenants. COLOPLAST and RMC each covenant to each other that:
          10.3.1. RMC and COLOPLAST will maintain all Confidential Information of the other in confidence in accordance with the provisions of this Agreement and the Disclosure Agreement. Notwithstanding the foregoing, RMC and COLOPLAST may disclose such Confidential Information as required by law; provided that the disclosing party shall (i) immediately notify the other party of the Confidential Information to be disclosed and the legal requirement for the disclosure of such Confidential Information; and (ii) use its commercially reasonable efforts to maintain the confidentiality of the Confidential Information to the maximum extent possible, using no less than the efforts COLOPLAST would use to protect its own confidential information, for example, by seeking a protective order. Provided, however, COLOPLAST shall not be required to seek confidential treatment for, or to take other affirmative steps to attempt to limit the dissemination of, information routinely required to be filed by COLOPLAST in accordance with COLOPLAST’s reporting requirements pursuant to the Copenhagen Exchange rules and regulations promulgated thereunder.
          10.3.2. Each party shall furnish to the other such information that is maintained by the furnishing party in the ordinary course of its business that the other party reasonably requests for the purpose of verifying the furnishing party’s compliance with the terms and conditions of this Agreement, including a complete and correct copy of any notice, report or other communication that it receives from the FDA or from any other governmental agency materially concerning the Freedom MEC.
          10.3.3. Each Party shall keep books and records in sufficient detail to permit verification of its compliance with the terms and conditions of this Agreement, and all such books and records shall be available for inspection upon prior written notice by the other party or its designated representative at the principal place of business of the party keeping such books and records at reasonable times during regular business hours. This obligation is in addition to any other record keeping obligation under this Agreement.
Section 11 INDEMNIFICATION
     11.1. Indemnification by COLOPLAST. COLOPLAST shall defend, indemnify and hold RMC, its officers, directors, employees, and agents free and harmless from and against any and all claims, demands, actions and causes of action which are hereafter made or brought against RMC, its officers, directors, employees, agents or distributors by any person, firm, corporation or association for recovery of damages to property, or damages for injury, illness and/or death of any person which is alleged to be caused by or attributable to (i) an error, omission, act, failure or regulatory noncompliance by COLOPLAST in the manufacturing and production of Freedom MECs; or (ii) infringement of the Freedom MECs on any third-party’s rights; or (iii) a breach by COLOPLAST of any warranty, or covenant given by COLOPLAST under this Agreement; provided that the obligations of COLOPLAST hereunder shall not extend to claims for damages that are found to be solely attributable to the acts, omissions or negligence of RMC; and provided further that RMC shall make no settlement of any claim for which it seeks indemnity from COLOPLAST without the written approval of COLOPLAST.
     11.2. Indemnification by RMC. RMC shall defend, indemnify and hold COLOPLAST, its officers, directors, employees and agents free and harmless from and against any and all claims, demands, actions and causes of action which are hereafter made or brought against COLOPLAST, its officers, directors, employees, agents or distributors by any person, firm, corporation or association for recovery of damages to property, or damages for injury, illness and/or death of any person which is alleged to be caused by or attributable to (i) an error, omission, act, failure or regulatory noncompliance by RMC in the marketing of the Freedom MECs; or (ii) a breach by RMC of any representation, warranty or covenant given by RMC under this Agreement. Provided however, that the indemnification obligation of RMC hereunder shall not extend to claims for damages that are found to be attributable solely to the acts, omissions or negligence of COLOPLAST; and provided further that COLOPLAST shall make no settlement of any claim for which it seeks indemnity from RMC without the written approval of RMC.

Section 12 DAMAGES
     12.1. Damages for Breach. Except as may be otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed to relieve a defaulting party from liability to the other, or to limit the amount of such liability, at law or in equity on account of a breach by the defaulting party of its duties and obligations under this Agreement. Neither party, however, shall be liable to the other for any consequential or incidental damages resulting from a breach, notwithstanding that the possibility thereof was known to the party in breach.
Section 13 GENERAL PROVISIONS
     13.1. Notices. All notices permitted or required under this Agreement shall be in writing and shall be deemed to have been given and received immediately (i) when personally delivered or when transmitted by telefacsimile machine to the party for whom intended at the telefacsimile number below, with a confirming copy sent by U.S. mail, addressed to the party for whom intended at the address set forth below or (ii) on the second business day after the date on which mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the party for whom intended at the address set forth below or such other address or telefacsimile number as provided by the parties in writing:
Anthony J. Conway, President
Rochester Medical Corporation
One Rochester Medical Drive
Stewartville, Minnesota 55976
Telefacsimile Number: (507) 533-9725
Henrik Norup Riecke, Vice President — Contract
Manufacturing
COLOPLAST A/S
Egevangen 4 2980
Kokkedal, Denmark.
Telefacsimile Number: +45 49 11 11 60
With a copy to:
Peter Volkers, Legal Affairs Director
Coloplast A/S
Holtedam 1, DK-3050
Humlebæk Denmark
Fax +45 49 11 24 10

     13.2. Resolution of Disputes. Any controversy, dispute or claim in connection with, arising out of or relating to this Agreement or the performance, enforcement, breach, termination, application or validity hereof shall be submitted to arbitration. Such arbitration proceedings shall be held in Minneapolis, Minnesota, in accordance with the rules then obtaining of the American Arbitration Association, except that: (i) the arbitrators shall furnish the parties with a written decision setting forth findings of fact, conclusions of law and an order; (ii) if the issue in dispute involves matters of patents, licensing or technology, the arbitration panel shall be composed of persons who are knowledgeable in such matters; (iii) a stenographic record shall be made of the arbitration proceedings; and (iv) the award of the arbitrators shall be subject to review by a court of competent jurisdiction, which court shall apply the same standard of review that an appellate court would apply in reviewing the decision of a trial court. Each arbitrator shall be neutral, impartial and independent of the parties and others having any known interest in the outcome, shall abide by the Canons of Ethics of the American Bar Association for neutral, independent arbitrators, and shall have no ex parte communications about the case. In addition to any monetary award that may be given, the arbitrators may order or direct either party to do any act required of it by this Agreement or to refrain from the doing of any act or practice that is contrary to this Agreement. This Agreement to arbitrate shall be specifically enforceable. Each party shall bear its own costs and expense in any such proceedings, but the arbitrators may, in their discretion and consistent with this Agreement, award costs and attorneys’ fees to either or both of the parties.
     13.3. Force Majeure. Neither of the parties shall be liable to the other for any delay or default in performing its obligations hereunder if such delay or default is caused by force majeure, such as wars or insurrection, strikes, fires, vandalism, floods, work stoppages, embargoes, lack of materials or other circumstances beyond the reasonable ability of the party affected thereby to control provided that the party so affected resumes the performance of its obligations with due diligence as soon as practicable after the effects of any such event have been alleviated.
     13.4. Binding on Successors. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and legal representatives of each of the parties hereto. Neither party may assign this Agreement, in whole or in part, without the express prior written consent of the other, and any whole or partial assignment without such written consent shall be entirely void, except in connection with the sale of all or substantially all of RMC’s male external catheter business line or in case of merger, conveyance to a subsidiary or similar reorganization.

     13.5. Amendment. No amendment or modification of this Agreement shall be valid or binding upon either of the parties hereto unless made in writing and signed by such party or its duly authorized officer or representative.
     13.6. Governing Law. This Agreement shall be construed in accordance with the laws of the state of Minnesota without giving effect to its conflicts of law provisions.
     13.7. Captions. Captions appearing in this Agreement are intended solely for convenience of reference and are not to be deemed a part of this Agreement.
     13.8. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to its subject matter, and supersedes any prior agreement or agreements in principle between the parties.
Section 14 Survival
     The provisions of §§ 6, 10, 11, 12 and 13 shall survive the termination of this Agreement.
SECTION 15. Attachments.
     The following attachments are appended to and made part of this Agreement:

Schedule 1	Transfer Prices
Schedule 2	Product Specifications
Schedule 3	Packaging Specifications

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

ROCHESTER MEDICAL CORPORATION,		COLOPLAST A/S
a Minnesota corporation		a Denmark corporation

By:	/s/ Anthony J. Conway Anthony. J. Conway	By:	/s/ Sten Scheibye Sten Scheibye
	President and Secretary		Its Chief Executive, CEO

ATTEST:		ATTEST:

By:	/s/ Martyn R. Sholtis Martyn R. Sholtis	By:	/s/ Peter Volkers Peter Volkers
	Its Vice President		Its Legal Affairs Director